BCGU
BUSINESS CONSULTING GROUP UNLIMITED

ADVISORY SERVICES AGREEMENT

This Advisory Services Agreement (the "Agreement") is effective as of March ___, 2008 (the "Effective Date"), by and between Davi Skin, Inc., a Nevada corporation, whose principal mailing address is 4223 Glencoe Avenue, Suite 8130, Marina del Rey, California 90292 (the "Company") and BCGU, LLC, a Delaware limited liability company, whose mailing address is 2038 Corte del Nogal, Suite 110, Carlsbad, California 92011 (the "Consultant"). Individually, the Company and the Consultant may be referred to herein as a "Party," and collectively as the "Parties."

WHEREAS, the Company requires the substantial performance of the Services (as defined in Section 3 below);

WHEREAS, Consultant is qualified to provide the Company with the Services and is desirous to continue to perform such Services for the Company; and

WHEREAS, the Company wishes to induce Consultant to continue to provide the Services and wishes to contract with the Consultant regarding the same and compensate Consultant in accordance with the terms herein;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter stated, it is agreed as follows:

1. APPOINTMENT.

The Company hereby engages Consultant and Consultant agrees to render the Services to the Company as a consultant upon the terms and conditions hereinafter set forth.

2. TERM.

The term of this Consulting Agreement shall begin as of the Effective Date, and shall terminate seven hundred and twenty days thereafter (the "Term"). For definitional purposes in this Agreement, the Term shall be divided into eight (8) ninety day periods (each of which shall individually be a "Period").

3. SERVICES.

During the term of this Agreement, Consultant shall provide the Company with the following "Services." The Services contemplated herein are front end loaded, which is to say that significant and substantial efforts will be expended in commencing the Services. The Services shall be limited to making recommendations and offering advice to the Company's Officers, Directors and other key Company personnel. As offsite advisors, Consultant will rely upon the Company's management to, in the Company's sole discretion, accept or reject its

recommendations. Under no circumstances, even in the event that Consultant is to perform onsite analysis, shall Consultant be responsible for making any decisions on behalf of the Company.

(a) Advise management, with particular focus on strategic planning, organizational and corporate structure analysis, with the ultimate goal of preparing the Company for capital market investor due diligence;

(b) Review the Company's charter documents (articles of incorporation, subsequent amendments to such articles and bylaws), make recommendations regarding amending the same so as to provide the board of directors and management team with the legal flexibility to take certain actions during a restructuring process;

(c) Provide paralegal services to the prepare various legal documents which shall ultimately be reviewed and approved by the Company's in house legal counsel, including state and federal securities regulatory and administrative filings, and assist the Company in creating and designating a class of preferred stock in anticipation of utilizing such preferred stock in proposed future Company financings;

(d) Assist the Company in preparing and drafting various external reporting documents to be filed with the U.S. Securities and Exchange Commission (the "SEC") related to the Company continuing to function as a reporting entity under the securities laws of the United States of America. The same filings shall ultimately be delivered to, reviewed and approved by the Company's independent auditors and in house legal counsel;

(e) Conduct a comprehensive inquiry into the Company's historical operational and financial activities, make specific recommendations related to a recapitalization, as well as assist with debt settlement negotiations with the goal of structuring payment arrangements as well as additional balance sheet-related activities that would best situate the Company, post-restructuring, in a place where it could gain access to additional capital;

(f) Advise the Company with respect to initiating a shareholder buyback program and assist in contacting large shareholders to attempt to have them execute lock-up and leak-out agreements in an effort to restructure the Company's current capital structure;

(g) Review and analyze past financing documents, specifically those outlined in ***Exhibit A***, in connection with possible restructuring of such previous financings;

(h) Consultant shall review and analyze all documents related to the 9% Senior Secured Convertible Promissory Note between the Company and Amin Lahka including the Agreement For Convertible Promissory Note, the 9% Senior Secured Convertible Promissory Note Due May 15, 2010, the Assignment and Security Agreement, the Incentive Stock Option Agreement, the Agreement to Assign Stock Options, and the related stock purchase warrants (collectively referred to hereinafter as the "Lahka Note") in an effort to renegotiate the terms of the Lahka Note and assist the Company in drafting documents related to such renegotiation;

______ **Consultant** ______ **Company**

(i) Provide an introduction to e-commerce consultant Torreycommerce.com, in an effort to provide the Company more robust and operationally substantial e-commerce website services which will allow for online management of the internet based sales of the Company's business;

(j) Advise the Company in the establishment of an inventory line of credit; and

(k) Provide introductions to NASD member firm banking relationships, funding and financing firms and, on a best efforts basis, seek an engagement that is in the best interests of the Company, develop a long-term growth, capital structure and financing strategy, and advise the Company in regard to the size of any offering of the Company's securities and the structure and terms of the offering in light of the current market environment.

Company acknowledges that performance on some Services, specifically items (h) and (i) above, commenced prior to the execution of this Agreement; and, for the purposes of determining Consultant's performance hereunder, such efforts shall be credited to the Consultant.

Consultant agrees to provide the Services on a timely basis via meetings with Company representatives which may include other professionals, conferences calls with Company representatives and other professionals and/or written correspondence and documentation. Consultant cannot guarantee the final results of the recommendations and Services provided to the Company, but shall pursue all avenues that it deems reasonable through its network of contacts. ***Consultant is not a law firm, and shall not provide Company with legal services work product. All documents produced by Consultant should be thoroughly reviewed (including this one) by the Company's independent legal counsel prior to the same documents being executed by an executive of the Company.***

4. **COMPENSATION.** Performance of the Services is "front-end loaded" which is to say that substantial efforts shall be expended in commencing such Services. All compensation (hereinafter referred to as "Compensation" and more further described herein) delivered and paid to Consultant pursuant to this Agreement shall be deemed completely earned, due, payable, free of liens or encumbrances, and non-assessable as of the date the Compensation is to be tendered to Consultant by the Company, or as otherwise described herein. Once Compensation is tendered to Consultant, there shall be no refunds or diminishment of the same regardless of any event. All balances owed to Consultant past 20 days from the date the same amounts are owed, shall accrue interest at a rate of ten percent (10%) per annum.

(a) Initial Compensation. Upon execution of this Agreement, the Company shall issue the Consultant an initial payment of 555,555 shares of the Company's restricted stock (the "Initial Compensation Payment") which shall compensate the Consultant for the first two (2) Periods.

(b) Periodic Compensation. For each subsequent Period following the first two (2) Periods (which the Consultant shall be compensated for by the Initial Payment), the

______**Consultant** JW **Company**

Company shall be obligated to the Consultant to make an additional payment of Fifteen Thousand Dollars ($15,000) per Period. (Each periodic payment shall be hereinafter referred to as a "Periodic Compensation Payment"). Each Periodic Compensation Payment shall be payable in restricted shares of the Company's common stock. The calculation of the number of restricted shares payable as a Periodic Compensation Payment shall be based upon the lowest trading price of the Company's common shares for the ten (10) trading days prior to the date of each subsequent Period for which a Periodic Compensation Payments is due.

(c) Deferred Compensation. At any time during the Term, Consultant may, at its exclusive option, defer any or all of any Periodic Compensation Payment for any Period (hereinafter referred to as a "Deferral"). In the event of a Deferral, the gross amount of the Periodic Compensation Payment shall be maintained on the Company's accounting statements as a current due and payable amount for the benefit of the Consultant. In the event of a Deferral, and in consideration for Consultant's rights of Deferral, Consultant shall waive its right to receive any interest on such Deferred Compensation. At any time during the Term and for one year following the later date of: (i) the end Term or (ii) a termination under Section 8(a) herein, Consultant may unilaterally demand a conversion (a "Conversion Demand") of one or all deferred Periodic Compensation Payment(s) into common shares of the Company at a price equal to the lower of: (A) the lowest trading price for the Company's common shares for the 20 trading preceding a Conversion Demand, or (B) the Company common stock price attributed to any conversion of Company debt into equity made within one year of the date a Periodic Compensation Payment is due.

(d) Costs Retainer. Upon execution of this Agreement, the Company shall deliver via wire transfer $4,000 to Consultant as a cost retainer. These funds shall be used exclusively to cover Consultant's reasonable costs related to this Agreement. Any monies not reasonably expended shall be refunded to the Company subsequent to the end of the Term of this Agreement or upon a valid Termination as provided for in Section 8(a) of the Agreement. Consultant shall request written approval from Company for any expense or cost incurred under this subsection that is in excess of five hundred dollars ($500).

5. COMPANY REPRESENTATIONS, WARRANTIES AND COVENANTS.

The Company hereby represents, warrants and agrees as follows:

(a) This Agreement has been authorized, executed and delivered by the Company and, when executed by the Consultant will constitute the valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency or reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally or by general equitable principles.

(b) The financial statements, audited and unaudited (including the notes thereto) provided to Consultant, (the "Financial Statements"), will present fairly the financial position of the Company as of the dates indicated and the results of operations and cash flows of the Company for the periods specified. Such Financial Statements will be prepared in conformity

with generally accepted accounting principles applied on a consistent basis throughout the periods involved except as otherwise stated therein.

(c) The Company is validly organized, existing and with active status under the laws the State of Nevada.

(d) The securities to be issued to Consultant as Compensation pursuant to Section 4 herein have all been authorized for issuance and when issued, delivered and tendered to the Consultant by the Company will be validly issued, fully paid, non-refundable, non-retractable and non-assessable. The Company hereby covenants and promises that it shall not issue a stop transfer order on any Compensation shares, and that it shall not otherwise impede, delay or commence any action that would delay the transfer or the ultimate sale, resale or delivery of any common shares underlying the Compensation. Participant hereby warrants to the transfer agent of record at the time the Compensation shares are submitted for restriction removal pursuant to this Section, that such a removal of restriction and subsequent transfer is a "routine" transfer as defined in the Securities Exchange Act of 1934 (the "Act").

(e) When any Compensation shares become sellable pursuant to Rule 144 of the Securities Act of 1933 ("Rule 144") the Consultant shall have the option to either (i) provide the Company's transfer agent with an opinion letter related to the sale of Compensation shares from the Consultant's counsel of choosing, which the Company hereby expressly authorizes the Company's transfer agent at the time such opinion letter is submitted to accept such opinion letter, or (ii) demand, at no cost to the Consultant, the Company deliver to the Consultant any opinion letter necessary to the restrictive legend removal and/or the sale of Compensation shares permissible pursuant to Rule 144 or any other applicable exemption to the Act. Any delay in the acceptance or issuance of an opinion letter required to initiate the restrictive legend removal and/or sale of any Compensation shares may result in financial harm to the Consultant.

(f) Not less than one hundred percent (100%) Compensation tendered to the Consultant or its principals or agents shall be registered in any legally permissible registration statement filed by the Company subsequent to the Effective Date. The Company shall pay for all costs and fees associated with the registration of any Compensation common shares issued to the Consultant, including common shares held by the Consultant's affiliates and agents.

(h) Since date of the most recent of the Financial Statements, there has not been any undisclosed (i) material adverse change in the business, properties, assets, rights, operations, condition (financial or otherwise) or prospects of the Company, (ii) transaction that is material to the Company, except transactions in the ordinary course of business, (iii) obligation that is material to the Company, direct or contingent, incurred by the Company, except obligations incurred in the ordinary course of business, (iv) change that is material to the Company or in the common shares or outstanding indebtedness of the Company, or (v) dividend or distribution of any kind declared, paid, or made in respect of the common shares.

(i) The Company shall be deemed to have been made a continuing representation of the accuracy of any and all facts, material information and data which it supplies to Consultant and discloses in public filings and acknowledges its awareness that

______**Consultant** JW **Company**

Consultant will rely on such continuing representation in disseminating such information and otherwise performing its advisory functions. Consultant, in the absence of notice in writing from the Company, will rely on the continuing accuracy of material, information and data supplied by the Company and disclosed in its public filings.

(j) The Company will continue to file all reports with the SEC in order to maintain their reporting company status under the securities laws of the United States of America. Upon demand by the Consultant, the Company shall file a Form 8-K with the SEC in order to periodically update the disclosure of the number of shares of the Company's common stock issued and outstanding as of the date of such demand. Any delay in the filing of such 8-K may result in financial harm to the Consultant.

6. **INDEMNIFICATION**. The Company agrees to indemnify the Consultant and hold it harmless against any losses, claims, damages or liabilities incurred by the Consultant, in connection with, or relating in any manner, directly or indirectly, to the Consultant rendering the Services in accordance with the Agreement, unless it is determined by a court of competent jurisdiction that such losses, claims, damages or liabilities arose out of the Consultant's gross negligence, willful misconduct, dishonesty or fraud. Additionally, the Company agrees to reimburse the Consultant immediately for any and all expenses, including, without limitation, attorney fees, incurred by the Consultant in connection with investigating, preparing to defend or defending, or otherwise being involved in, any lawsuits, claims or other proceedings arising out of or in connection with or relating in any manner, directly or indirectly, to the rendering of any Services by the Consultant in accordance with the Agreement (as defendant, nonparty, or in any other capacity other than as a plaintiff, including, without limitation, as a party in an interpleader action). The Company further agrees that the indemnification and reimbursement commitments set forth in this paragraph shall extend to any controlling person, strategic alliance, partner, member, shareholder, director, officer, employee, agent or subcontractor of the Consultant and their heirs, legal representatives, successors and assigns. The provisions set forth in this Section shall survive any termination of this Agreement.

7. **COMPLIANCE WITH SECURITIES LAWS**. All Compensation shall be paid solely and exclusively as consideration for the aforementioned consulting efforts made by Consultant on behalf of the Company as an independent contractor. Consultant has been engaged to provide the Company with traditional business and financial services and Consultant's engagement does not involve the marketing of or promotion of any Company securities.

The Consultant understands that the Company shares it is receiving hereunder as Compensation are characterized as "restricted securities" under the federal securities laws and that under such laws and applicable regulations such securities may be resold without registration under the United States Securities Act of 1933, as amended only in certain limited circumstances. It understood that the certificates evidencing the Company shares issued as Compensation may bear the following legends:

"THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD,

______ **Consultant** JW **Company**

OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR A LEGAL OPINION THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT."

8. **MISCELLANEOUS.**

(a) Termination.

(i) Consultant may terminate this Agreement at anytime with ten (10) days notice to the Company. During the term of this Agreement, in the event of a material breach of this Agreement by Consultant, the Company may send written notice to Consultant advising Consultant of such material breach. Upon receipt of such notice from Company, Consultant shall have forty-five (45) days to cure such material breach. This Agreement may be terminated by Company only upon written notice to Consultant and Consultant's failure to cure said material breach within forty-five (45) days from receipt of said notice.

(ii) Because significant and substantial efforts have been and will be expended in the commencement of the Services, upon termination of this Agreement by either Party during the first twelve (12) months following the Effective Date, the Company shall be required to issue to the Consultant the two subsequent Periodic Compensation Payments for Period three and Period four; and such Compensation shall be deemed completely earned, due, payable, free of liens or encumbrances, and non-assessable. The calculation of the number of restricted shares payable under this Section 8(a)(ii) shall be based upon the lowest closing trading price of the Company's common shares for the twenty (20) trading days between the date of the termination and the date of the last Periodic Compensation Payment following such termination.

(iii) Any termination event, for any reason and by either Party, shall automatically cause, at the instant of the termination, all Deferred Compensation to become immediately due and payable to Consultant. Company agrees to make such Deferred Compensation payments to Consultant within five (5) business days of the date a termination notice is tendered to a Party.

(b) Assignment of Services. The Consultant, in its sole discretion, shall have the right to assign any and all of the Services provided for in this Agreement to third party contractors without the consent of the Company.

(c) Entire Agreement; Modifications; Waiver. This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter contained in it. This Agreement supersedes all prior and contemporaneous agreements, representations, and understandings of the Parties. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all the Parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether

or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the Party making the waiver.

(d) Notices. Any notice required or permitted to be given hereunder shall be in writing and shall be mailed, faxed or otherwise delivered in person to the Parties at the addresses set forth below:

Consultant:

BCGU, LLC
2038 Corte del Nogal, Suite 110
Carlsbad, California 92011
Telephone: (760) 804-8844
Facsimile: (760) 804-8845

Company:

Davi Skin, Inc.
4223 Glencoe Ave, Suite 8130
Marina del Rey, California 90292
Telephone: (310) 827-0800
Facsimile: (310) 827-0600

(e) Necessary Acts. Each Party to this Agreement agrees to perform any further acts and execute and deliver any further documents that may be reasonably necessary to carry out the provisions of this Agreement.

(f) Waiver. Any waiver by either Party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Agreement. The failure of a Party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that Party of the right thereafter to insist upon adherence to that term of any other term of this Agreement.

(g) Assignment. Compensation under this Agreement is assignable at the sole discretion of the Consultant.

(h) Severability. If any provision of this Agreement is invalid, illegal, or unenforceable, the balance of this Agreement shall remain in effect. If any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If any compensation provision is deemed unenforceable or illegal, then in the case of the delivery of common stock to the Consultant, Consultant shall be entitled to receive a cash benefit equal to the value of the common stock that would have been tendered had such a provision not been illegal or unenforceable.

(i) Governing Law. The subject matter of this Agreement shall be governed by and construed in accordance with the laws of the State of California (without reference to its choice of law principles) as applied to residents of the State of California relating to contracts executed in and to be performed solely within the State of California, and to the exclusion of the law of any other forum, without regard to the jurisdiction in which any action or special proceeding may be instituted. EACH PARTY HERETO AGREES TO SUBMIT TO THE PERSONAL JURISDICTION AND VENUE OF THE STATE AND/OR FEDERAL COURTS LOCATED IN NORTH COUNTY OF SAN DIEGO, CALIFORNIA FOR RESOLUTION OF ALL DISPUTES ARISING OUT OF, IN CONNECTION WITH, OR BY REASON OF THE

INTERPRETATION, CONSTRUCTION, AND ENFORCEMENT OF THIS AGREEMENT, AND HEREBY WAIVES THE CLAIM OR DEFENSE THEREIN THAT SUCH COURTS CONSTITUTE AN INCONVENIENT FORUM. AS A MATERIAL INDUCEMENT FOR THIS AGREEMENT, EACH PARTY SPECIFICALLY WAIVES THE RIGHT TO TRIAL BY JURY OF ANY ISSUES SO TRIABLE. If it becomes necessary for any Party to institute legal action to enforce the terms and conditions of this Agreement, the prevailing Party shall be awarded reasonable attorneys fees, expenses and costs.

(j) Attorneys' Fees. Should any Party hereto employ an attorney for the purpose of enforcing or constituting this Agreement, or any judgment based on this Agreement, in any legal proceeding whatsoever, including insolvency, bankruptcy, arbitration, declaratory relief or other litigation, the prevailing party shall be entitled to receive from the other Party or Parties thereto reimbursement for all reasonable attorneys' fees and all reasonable costs, including but not limited to service of process, filing fees, court and court reporter costs, investigative costs, expert witness fees, and the cost of any bonds, whether taxable or not, and that such reimbursement shall be included in any judgment or final order issued in that proceeding. The "prevailing party" means the party determined by the court to most nearly prevail and not necessarily the one in whose favor a judgment is rendered.

(k) Specific Performance. The Company and the Consultant hereby acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall have the right to demand specific performance of the terms, and each of them, of this Agreement. This shall include orders, in the form of a temporary restraining order and preliminary restraining order, to order the Company transfer agent to make issuances of securities consistent with the terms and conditions of this Agreement.

(l) Execution of the Agreement. The Company, the party executing this Agreement on behalf of the Company, and the Consultant, have the requisite corporate power and authority to enter into and carry out the terms and conditions of this Agreement, as well as all transactions contemplated hereunder. All corporate proceedings have been taken and all corporate authorizations and approvals have been secured which are necessary to authorize the execution, delivery and performance by the Company and the Consultant of this Agreement. This Agreement has been duly and validly executed and delivered by the Company and the Consultant and constitutes a valid and binding obligation, enforceable in accordance with the respective terms herein. Upon delivery of this Agreement, this Agreement, and the other agreements and exhibits referred to herein, will constitute the valid and binding obligations of Company, and will be enforceable in accordance with their respective terms.

(m) Joint Drafting and Exclusive Agreement. This Agreement is the only Agreement executed by and between the Parties related to the performance of the Services described herein. There are no additional oral agreements or other understandings related to the performance of the Services described herein. This Agreement shall be deemed to have been drafted jointly by the Parties hereto, and no inference or interpretation against any one Party shall be made solely by virtue of such Party allegedly having been the draftsperson of this Agreement.

The Parties have each conducted sufficient and appropriate due diligence with respect to the facts and circumstances surrounding and related to this Agreement. The Parties expressly disclaim all reliance upon, and prospectively waive any fraud, misrepresentation, negligence or other claim based on information supplied by the other Party, in any way relating to the subject matter of this Agreement.

(n) Conflicts of Interest. Consultant shall exercise its best efforts to make Company aware of any conflicts of interest that exist between the Consultant, including any other business of entity that Consultant beneficially owns or controls, and any interest of the Company. Disclosure of such conflicts of interest may be made in writing or through oral communication. Acknowledgement of such conflicts of interest and Company's waiver of any cause of action against Consultant related to a conflict of interest may be made in writing or through oral communication.

(o) Acknowledgments and Assent. The Parties acknowledge that they have been given at least ten (10) days to consider this Agreement and that they were advised to consult with an independent attorney prior to signing this Agreement and that they have in fact consulted with counsel of their own choosing prior to executing this Agreement. The Parties may revoke this Agreement for a period of three (3) calendar days after signing this Agreement, and the Agreement shall not be effective or enforceable until the expiration of this three (3) day revocation period. The Parties agree that they have read this Agreement and understand the content herein, and freely and voluntarily assent to all of the terms herein. A facsimile copy of this Agreement shall have the same legal effect as an original of the same.

SIGNATURE PAGE

IN WITNESS WHEREOF, this Agreement has been executed by the Parties as of the date first above written.

BCGU, LLC

By: Business Consulting Group Unlimited, Inc.
Its: Administrative Manager
By: James B. Panther, II
Its: Managing Director

DAVI SKIN, INC.

By: Jan Wallace
Its: CEO / President

______Consultant **JW Company**

EXHIBIT A

Past Company Financing Documents

Corporate – Financial Instruments

Nov 9, 2007 **Loan Agreement**: $200,000 from Gisela Brinkhaus to Davi Skin, Inc – $200,000 at 13% payable by May 14, 2008 (deSter Agreement is collateral)	1
Nov 13, 2007 **Stock Purchase Warrant**: 110,000 shares DAVN to Gisela Brinkhaus at exercise price of $0.85 USD per share. Exercise expiration date Nov 14, 2010.	2
July 2, 2007 **First Amendment to Agreement for Convertible Note:** Between Amin S. Lakha and Davi Skin, Inc. – Established a separate depository account by Lakha with Bank of America for all funds payable to be deposited into.	3
May 14, 2007 **Agreement for Convertible Note**: 9% Sr. Secured Convertible Note of $500,000 from Amin S. Lakha to Davi Skin, Inc. (exhibits A, B, and C included)	4
May 2007 **Assignment and Security Agreement**: $2,200,000 note from Amin S. Lakha to Davi Skin, Inc. 9% Sr. Secured Convertible Note Due March 25, 2010.	5

Corporate – Distribution and Licensing Contracts

Jan 1, 2008 **Exclusive Distribution Agreement:** Between Golden Apple and Tree Co. Ltd and Davi Skin, Inc. (Korean Distribution)	6
Jun 15, 2007 **Memorandum of Understanding:** Between deSter N.V. and Davi Skin, Inc. (Belgium Distribution)	7
May 2007 **License Agreement:** Between Gilchrist & Soames, LLC and Davi Skin, Inc. (Peninsula Hotels Worldwide Distribution)	8
Apr 1, 2007 **License Agreement:** Between Carlo Mondavi and Davi Luxury Brand Group, Inc. (Licensing of Name)	9
Feb 7, 2007 **License Agreement:** Between The Robert Mondavi Corporation and Waterford-Wedgewood USA, Inc. (Distribution of Stemware). Includes agreement between Davi, Inc., RMC, and Waterford-Wedgewood USA, Inc.	10

Corporate – Financial Reports & Current Financials

Corporate – Proceedings & Settlements

Marketing Collateral and Presentations

_____ **Consultant** _____ **Company**